Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, December 16, 2009
10:30 A.M. EST

BELO CORP. ANNOUNCES RETIREMENT OF DENNIS WILLIAMSON;
PROMOTES CAREY HENDRICKSON TO CFO ROLE

DALLAS – Belo Corp. (NYSE:  BLC), one of the nation’s largest pure-play, publicly-traded television companies, announced today that Dennis A. Williamson, executive vice president and Chief Financial Officer, will retire from the Company on March 5, 2010. Carey P. Hendrickson, a 17-year veteran of Belo’s financial organization, will become senior vice president and Chief Financial Officer upon Williamson’s retirement.

A member of the Company’s Management Committee, Williamson has led the Company’s finance, accounting, tax, treasury, investor relations, corporate operations, and information technology areas since 2004. Williamson’s broadcasting career began in 1978 and during his career he held general manager positions at television stations in Seattle/Tacoma, Portland, Spokane, WA and Medford, OR. Williamson moved to Belo’s corporate headquarters in 2000 when he was named senior vice president/Television Group with responsibility for the Company’s Texas television and cable operations.

“I have been given the opportunity to assume a number of personally and professionally fulfilling positions in my 31 years as a broadcaster, but I will treasure my time at Belo as the most rewarding of all. This is truly a wonderful Company, full of remarkable people, and I will surely miss both,” Williamson said.

Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Dennis has made tremendous contributions to our Company at both the operating and corporate levels. Just as important, he has been a friend and advisor to many of us here. We congratulate him on an outstanding career and wish him the best in retirement.”

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Belo’s Williamson Announces Retirement
December 16, 2009
Page Two

Hendrickson, who will join the Company’s Management Committee, has held numerous positions in finance and administration. He has been the Company’s senior vice president and Chief Accounting Officer since November 2007. Prior to that, he served as vice president/Human Resources, vice president/Investor Relations and Corporate Communications, and vice president/Strategic and Financial Planning. Hendrickson began his career at Belo in 1992 as manager of financial planning and served next as assistant controller.

“Carey has been a vital part of our financial team for years and we are very fortunate to have someone with his experience and knowledge of the Company ready to assume this role. I’ve had the pleasure of working with Carey for over 15 years and I’m confident he will do a great job for us,” Shive said.

Hendrickson is an honors graduate of both Baylor University and the University of Texas at Arlington. He received a Bachelor of Arts in Accounting from Baylor in 1985 and a Master of Business Administration in Finance from the University of Texas at Arlington in 1995. Hendrickson is a member of the Media Financial Managers Association and currently serves on the Association’s national board of directors. He also serves on the Scholarship Committee of the Spina Bifida Association of North Texas. Hendrickson and his wife, Stacie, have two children.

About Belo Corp.

Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.